Psychemedics Corporation Announces First Quarter Results

Declares 51st Consecutive Quarterly Dividend

ACTON, Mass., May 7 /PRNewswire-FirstCall/ — Psychemedics Corporation (Nasdaq: PMD) today announced first quarter financial results for the period ended March 31, 2009.  The Company also announced a quarterly dividend of $0.17 per share payable to shareholders of record as of June 5, 2009 to be paid on June 19, 2009.  This will be the Company’s 51st consecutive quarterly dividend.

The Company’s revenue for the quarter ended March 31, 2009 was $4.1 million versus $5.7 million for the quarter ended March 31, 2008.  Net income for the quarter ended March 31, 2009 was $39 thousand or $0.01 per share, versus $890 thousand or $.17 per share for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "There is no question that these are tough and challenging times.  However, we have been through tough and challenging times before.  While the current situation may be more severe, we, nonetheless, have learned to manage our business in difficult environments. Our focus is on maintaining our profitability and positioning our company for strong long term growth.”

Kubacki continued, “Our track record of profitability extends back through every year since 1993. Further, our strong balance sheet with $5.5 million in cash or cash equivalents and no long term debt provides us with not only a solid economic foundation to weather storms, but also a platform to take advantage of growth opportunities.”

Kubacki concluded, “Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.  Therefore, we are pleased to declare our 51st consecutive quarterly dividend."

Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services.  Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.drugtestwithhair.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,
	2009	2008

Revenue	$4,078,837	$5,708,863
Cost of Revenue	1,986,911	2,387,301
Gross Profit	2,091,926	3,321,562

Operating Expenses
General & Administrative	1,042,495	1,022,302
Marketing & Selling	871,464	798,645
Research & Development	125,046	117,780
Total Operating Expenses	2,039,005	1,938,727

Operating Income	52,921	1,382,835

Interest Income	15,507	111,771

Net Income Before Provision for Income Taxes	68,428	1,494,606
Provision for Income Taxes	29,903	605,000

Net Income	$38,525	$889,606
Basic net income per share	$0.01	$0.17
Diluted net income per share	$0.01	$0.17
Dividends declared per share	$0.17	$0.15
Weighted average common shares outstanding, basic	5,190,747	5,220,711

Weighted average common shares outstanding, diluted	5,204,876	5,308,962

PSYCHEMEDICS CORPORATION
BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents	$5,487,075	$6,630,119
Accounts receivable, net of allowance of $246,478 in 2009 and $246,462 in 2008	2,741,716	3,398,455
Prepaid expenses	1,084,148	1,023,841
Other current assets	347,514	82,045
Deferred tax assets	490,762	449,398
Total current assets	10,151,215	11,583,858

Fixed Assets
Equipment & leasehold improvements	10,905,223	10,877,479
Less accumulated depreciation	(10,143,689)	(10,047,755)
Net Fixed Assets	761,534	829,724

Deferred tax asset	139,021	139,021
Other assets	74,716	75,183
Total Assets	$11,126,486	$12,627,786
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$313,896	$644,894
Accrued expenses	946,220	1,268,924
Deferred revenue	123,210	154,080
Total Current Liabilities	1,383,326	2,067,898

Shareholders' Equity
Preferred stock, $0.005 par value; 872,521 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.005 par value; 50,000,000 shares authorized. 5,825,849 shares issued in 2009 and 5,815,000 shares issued in 2008	29,216	29,216
Paid-in capital	27,226,179	27,118,743
Accumulated deficit	(7,458,871)	(6,614,114)
Less - Treasury stock, at cost, 664,533 shares in 2009 and 606,797 shares in 2008.	(10,053,364)	(9,973,957)
Total Shareholders' Equity	9,743,160	10,559,888
Total Liabilities & Shareholders' Equity	$11,126,486	$12,627,786

Contact:	Raymond Ruddy
Vice President and Controller
(978) 206-8220
raymondr@psychemedics.com

CONTACT: Raymond Ruddy, Vice President and Controller of Psychemedics Corporation, +1-978-206-8220, raymondr@psychemedics.com